Investor Contacts: Jim McLemore, CFA President & CEO 337.237.8343 Lorraine Miller, CFA EVP & CFO 337.593.3143

MidSouth Bancorp, Inc. Reports First Quarter Results

Quarterly Highlights

•	Net loss of $450,000 for Q1 which includes $5.0 million of non-operating charges

•	Bank level classified assets to capital ratio declined to 54%, down from 56%

•
ALLL to total loans is 2.23%, down 4 bps sequentially with no loan loss provision in the quarter due to a reduction in specific reserve allocations on impaired loans and a decrease in the overall loan portfolio

•	FTE net interest margin decreased 28 bps sequentially to 4.17% on lower loan yields due to paydowns on higher risk loans and lower yields on FTE municipal investments

•	Core deposits remain at 88.3% of $1.5 billion total deposits and funding costs are low at 41 bps. Cost of deposits increased 5 bps sequentially due to increased pricing competition for deposits

•	Tangible common equity to tangible assets declined 5 bps to 9.07% sequentially

•	Reduced branch count to 42 with closure of 6 branches to improve efficiencies, bringing total closures to 15, or 25% of branch network

LAFAYETTE, LA., April 26, 2018/BUSINESS WIRE/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) today reported a quarterly net loss available to common shareholders of $450,000 for the first quarter of 2018, compared to net earnings available to common shareholders of $1.7 million reported for the first quarter of 2017 and an $11.3 million net loss available to common shareholders for the fourth quarter of 2017. The first quarter of 2018 included an after tax charge of $691,000 resulting from the transfer of loans to held for sale, an after-tax charge of $3.1 million for regulatory remediation costs, an after-tax charge of $115,000 related to the branch closures during the quarter and an after-tax charge of $70,000 for legal fees related to the bulk loan sale. For comparison purposes, the fourth quarter of 2017 included an after tax charge of $3.9 million resulting from the transfer of loans to held for sale, a $3.6 million charge for the write-down of net deferred tax assets as a result of the Tax Cuts and Jobs Act, an after-tax charge of $1.2 million for regulatory remediation costs, an after-tax charge of $512,000 resulting from the write-down of assets held for sale, an after-tax gain on sale of branches of $484,000 and an after-tax charge of $111,000 for severance and retention accruals. Excluding these non-operating income items and expenses, diluted earnings for the first quarter of 2018 were $0.21 per common share, compared to a loss of $0.15 per diluted share for the fourth quarter of 2017 and diluted earnings per common share of $0.15 for the first quarter of 2017.

Jim McLemore, President and CEO, remarked, "The first quarter of 2018 represents the first quarter of our three-year strategic plan submitted to the regulators in November 2017. Although we are making progress on our strategic plan, progress is not yet measurable in terms of positive financial results. Our execution focus in 2018 is to reduce risk and build a solid foundation for future growth. In those terms, we are making good progress. Our focus has expanded to include addressing operational and compliance issues in addition to reducing our criticized asset levels. We are committing significant resources and expertise to accomplish this in a timely and efficient manner. In this regard, we invested approximately $3.9 million during the first quarter in remediation efforts related to our written agreement and strategic plan. These costs are consistent with our communication in January regarding the investment of approximately $10-$12 million in 2018 related to remediation efforts with costs concentrated in the first half of the year."

Balance Sheet

Consolidated assets remained constant at $1.9 billion for the quarters ended March 31, 2018 and 2017 and December 31, 2017. Our stable core deposit base, which excludes time deposits, totaled $1.3 billion at March 31, 2018 and December 31, 2017 and accounted for 88.3% and 87.7% of deposits at March 31, 2018 and December 31, 2017, respectively. Net loans totaled $1.1 billion at March 31, 2018, compared to $1.2 billion at December 31, 2017 and March 31, 2017.

MidSouth’s Tier 1 leverage capital ratio was 12.80% at March 31, 2018, compared to 12.53% at December 31, 2017. Tier 1 risk-based capital and total risk-based capital ratios were 17.08% and 18.34% at March 31, 2018, compared to 16.51% and 17.77% at December 31, 2017, respectively. Tier 1 common equity to total risk-weighted assets at March 31, 2018 was 12.50%, compared to 12.10% at December 31, 2017. Tangible common equity totaled $164.4 million at March 31, 2018, compared to $167.3 million at December 31, 2017. Tangible book value per share at March 31, 2018 was $9.89 versus $10.11 at December 31, 2017.

Asset Quality

Nonperforming assets totaled $85.1 million at March 31, 2018, an increase of $27.8 million compared to $57.3 million reported at December 31, 2017. The increase in non-performing assets was primarily due to four credits moved to non-accrual, $22.5 million of which were previously classified and do not represent new problem credits. The increase is primarily attributable to $37.5 million of loans placed on non-accrual during the quarter. This increase was partially offset by the payoffs/paydowns of $3.7 million of non-accrual loans and the decrease of $4.3 million in nonperforming loans held for sale. Allowance coverage for nonperforming loans decreased to 30.84% at March 31, 2018, compared to 53.77% at December 31, 2017. The ALLL/total loans ratio was 2.23% at March 31, 2018 and 2.27% at December 31, 2017. Including valuation accounting adjustments on acquired loans, the total valuation accounting adjustment plus ALLL was 2.31% of loans at March 31, 2018. The ratio of annualized net charge-offs to total loans decreased to 0.54% for the three months ended March 31, 2018 compared to 2.94% for the three months ended December 31, 2017.

Total nonperforming assets to total loans plus ORE and other assets repossessed was 7.47% at March 31, 2018 compared to 4.83% at December 31, 2017. Loans classified as troubled debt restructurings, accruing (“TDRs, accruing”) totaled $1.2 million at March 31, 2018 compared to $1.4 million at December 31, 2017. Also included in nonperforming assets was nonperforming loans transferred to held for sale that totaled $808,000 and $5.1 million at March 31, 2018 and December 31, 2017, respectively. Total classified assets, including ORE, were $113.7 million at March 31, 2018 compared to $118.2 million at December 31, 2017. The classified to capital ratio at MidSouth Bank was 54.3% at March 31, 2018 versus 56.1% at December 31, 2017.

Our provision for loan losses is intended to create an adequate allowance for loan losses in the loan portfolio at the end of each reporting period. Provisions for loan losses totaling $10.6 million and $2.8 million were appropriate for the quarters ended December 31, 2017 and March 31, 2017, respectively, based on our allowance for loan losses methodology that considers a number of quantitative and qualitative factors. Management determined the allowance for loan losses to be adequate at March 31, 2018, and, as a result, no provision for loan losses was expensed during the quarter ended March 31, 2018. This was primarily due to a reduction in specific reserve allocations on impaired loans as well as a decrease in our overall loan portfolio.

More information on our energy loan portfolio and other information on quarterly results can be found on our website at MidSouthBank.com under Investor Relations/Presentations.

Mr. McLemore noted “We were pleased to see our level of classified assets and net charge-offs decline this quarter. While we were not pleased with the increase in NPAs during the quarter, the majority of the increase represented continued migration of previously classified credits. There are no recorded impairments on the four credits accounting for the increase. We continue to aggressively identify problem credits as circumstances dictate. Our capital strength with a Tangible Common Equity ratio of 9% continues to allow greater flexibility to invest in operational and compliance enhancements and manage problem assets from a position of strength, but we also remain committed to being as judicious as possible from a capital preservation standpoint."

First Quarter 2018 vs. Fourth Quarter 2017 Earnings Comparison

MidSouth reported a net loss available to common shareholders of $450,000 for the three months ended March 31, 2018, compared to a net loss available to common shareholders of $11.3 million for the three months ended December 31, 2017. The fourth quarter of 2017 included a $744,000 gain on the sale of branches. Excluding this non-operating revenue, revenues from consolidated operations decreased $2.6 million in sequential-quarter comparison. Net interest income decreased $2.1 million in sequential-quarter comparison, resulting from a $2.0 million decrease in interest income and a $144,000 increase in interest expense. Operating noninterest income decreased $455,000 in sequential-quarter comparison.

The first quarter of 2018 included non-operating expenses totaling $5.0 million which consisted of $145,000 of costs related to branch closures, $3.9 million of regulatory remediation costs, an $875,000 loss on the transfer of loans to held for sale and $88,000 of legal fees related to the bulk loan sale. The fourth quarter of 2017 included non-operating expenses totaling $8.8 million which consisted of $171,000 of severance and retention accruals, a $789,000 write-down on assets held for sale, $1.8 million of regulatory remediation costs and a $6.0 million loss on the transfer of loans to held for sale. Excluding these non-operating expenses, noninterest expense decreased $343,000 in sequential-quarter comparison and consisted primarily of a $312,000 decrease in occupancy expense and a $255,000 decrease in expenses on ORE, which were partially offset by a $240,000 increase in legal and professional fees. The provision for loan losses decreased $10.6 million in sequential-quarter comparison. We recorded an income tax benefit of $34,000 for the first quarter of 2018. In connection with the Tax Cuts and Jobs Act, a $3.6 million tax-related charge was recorded during the fourth quarter of 2017 associated with the revaluation of our net deferred tax assets. Excluding this adjustment, we recorded an income tax benefit of $4.1 million for the fourth quarter of 2017.

Dividends on the Series B Preferred Stock issued to the U.S. Treasury as a result of our participation in the Small Business Lending Fund totaled $720,000 for the first quarter of 2018 based on a dividend rate of 9%, unchanged from $720,000 for the fourth quarter of 2017. Dividends on the Series C Preferred Stock issued with the December 28, 2012 acquisition of PSB Financial Corporation totaled $90,000 for the three months ended March 31, 2018 and December 31, 2017.

Fully taxable-equivalent (“FTE”) net interest income decreased $2.2 million in sequential-quarter comparison, primarily due to a $2.0 million decrease in interest income on loans, a $257,000 decrease in FTE interest income on investment securities and a $141,000 increase in interest expense on deposits, which were partially offset by a $200,000 increase in interest income on time and interest bearing deposits in other banks. Interest income on loans decreased in sequential-quarter comparison due to a decrease in the average yield on loans of 17 basis points, from 5.77% to 5.60% as well as a $79.2 million decrease in the average balance of loans. The average yield on investment securities decreased 15 basis points, from 2.69% to 2.54%, and the average balance of investment securities decreased $17.3 million. The average yield on total earning assets decreased 23 basis points for the same period, from 4.79% to 4.56%, respectively. The FTE net interest margin decreased 28 basis points in sequential-quarter comparison, from 4.45% for the fourth quarter of 2017 to 4.17% for the first quarter of 2018. Excluding purchase accounting adjustments, the FTE net interest margin decreased 22 basis points, from 4.36% for the fourth quarter of 2017 to 4.14% for the first quarter of 2018.

First Quarter 2018 vs. First Quarter 2017 Earnings Comparison

MidSouth reported a net loss available to common shareholders of $450,000 for the three months ended March 31, 2018, compared to net earnings available to common shareholders of $1.7 million for the three months ended March 31, 2017. Revenues from consolidated operations decreased $911,000 in quarterly comparison, from $23.1 million for the three months ended March 31, 2017 to $22.2 million for the three months ended March 31, 2018. Net interest income decreased $696,000 in quarterly comparison, resulting from a $534,000 decrease in interest income and a $162,000 increase in interest expense. Noninterest income decreased $215,000 in quarterly comparison.

Excluding non-operating expenses of $5.0 million for the first quarter of 2018, noninterest expenses decreased $391,000 in quarterly comparison and consisted primarily of a $970,000 decrease in salaries and employee benefits costs and a $579,000 decrease in occupancy expense, which were partially offset by a $1.3 million increase in legal and professional fees. The provision for loan losses decreased $2.8 million in quarterly comparison. We recorded an income tax benefit of $34,000 for the first quarter of 2018.

Dividends on preferred stock totaled $810,000 for the three months ended March 31, 2018 and $811,000 for the three months ended March 31, 2017. Dividends on the Series B Preferred Stock were $720,000 for the first quarter of 2018, unchanged from $720,000 for the first quarter of 2017. Dividends on the Series C Preferred Stock totaled $90,000 for the three months ended March 31, 2018 and $91,000 for the three months ended March 31, 2017.

FTE net interest income decreased $828,000 in prior year quarterly comparison. Interest income on loans decreased $607,000 due to a decrease in the average balance of loans of $114.5 million in prior year quarterly comparison. The average yield on loans increased 31 basis points in prior year quarterly comparison, from 5.29% to 5.60%.

Investment securities totaled $367.2 million, or 19.8% of total assets at March 31, 2018, versus $390.2 million, or 20.7% of total assets at December 31, 2017. The investment portfolio had an effective duration of 3.6 years and a net unrealized loss of $8.3 million at March 31, 2018. FTE interest income on investments decreased $503,000 in prior year quarterly comparison. The average volume of investment securities decreased $57.8 million in prior year quarterly comparison, and the average tax equivalent yield on investment securities decreased 12 basis points, from 2.66% to 2.54%.

The average yield on all earning assets increased 5 basis points in prior year quarterly comparison, from 4.51% for the first quarter of 2017 to 4.56% for the first quarter of 2018.

Interest expense increased $162,000 in prior year quarterly comparison. Increases in interest expense included a $303,000 increase in interest expense on deposits and a $41,000 increase in interest expense on FHLB advances, which were partially offset by a $194,000 decrease in interest expense on repurchase agreements.

As a result of these changes in volume and yield on earning assets and interest-bearing liabilities, the FTE net interest margin decreased 1 basis point, from 4.18% for the first quarter of 2017 to 4.17% for the first quarter of 2018. Excluding purchase accounting adjustments on loans, deposits and FHLB borrowings, the FTE margin increased 3 basis points, from 4.11% for the first quarter of 2017 to 4.14% for the first quarter of 2018.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with total assets of $1.9 billion as of March 31, 2018. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 42 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include, among others, statements regarding expected future financial results, the strength of the Company's balance sheet and its positioning to address problem assets and achieve operating efficiencies and the implementation of the provisions of the formal agreement with the OCC. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.

These statements are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties and may be affected by various factors that may cause actual results, developments and business decisions to differ materially from those in the forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions in the markets we serve, including, without limitation, changes related to the oil and gas industries that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increases in competitive pressure in the banking and financial services industries; increased competition for deposits and loans which could affect compositions, rates and terms; changes in the levels of prepayments received on loans and investment securities that adversely affect the yield and value of the earning assets; our ability to successfully implement and manage our recently announced strategic initiatives; costs and expenses associated with our strategic initiatives and possible changes in the size and components of the expected costs and charges associated with our strategic initiatives; our ability to realize the anticipated benefits and cost savings from our strategic initiatives within the anticipated time frame, if at all; the ability of the Company to comply with the terms of the formal agreement with the Office of the Comptroller of the Currency; credit losses due to loan concentration, particularly our energy lending and commercial real estate portfolios; a deviation in actual experience from the underlying assumptions used to determine and establish our allowance for loan losses (“ALLL”), which could result in greater than expected loan losses; the adequacy of the level of our ALLL and the amount of loan loss provisions required in future periods including the impact of implementation of the new CECL (current expected credit loss) methodology; future examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, impose conditions on our operations or require us to increase our allowance for loan losses or write-down assets; changes in the availability of funds resulting from reduced liquidity or increased costs; the timing and impact of future acquisitions or divestitures, the success or failure of integrating acquired operations, and the ability to capitalize on growth opportunities upon entering new markets; the ability to acquire, operate, and maintain effective and efficient operating systems; increased asset levels and changes in the composition of assets that would impact capital levels and regulatory capital ratios; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including the impact of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and other changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; regulations and restrictions resulting from our participation in government-sponsored programs such as the U.S. Treasury’s Small Business Lending Fund, including potential retroactive changes in such programs; changes in accounting principles, policies, and guidelines applicable to financial holding companies and banking; increases in cybersecurity risk, including potential business disruptions or financial losses; acts of war, terrorism, cyber intrusion, weather, or other catastrophic events beyond our control; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 16, 2018 and in its other filings with the SEC.

MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
EARNINGS DATA	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Total interest income	$18,997	$20,955	$20,379	$19,758	$19,531
Total interest expense	1,627	1,483	1,566	1,512	1,465
Net interest income	17,370	19,472	18,813	18,246	18,066
FTE net interest income	17,451	19,658	19,003	18,442	18,279
Provision for loan losses	—	10,600	4,300	12,500	2,800
Non-interest income	4,829	6,028	5,486	5,223	5,044
Non-interest expense	21,873	25,944	17,759	19,604	17,230
Earnings (loss) before income taxes	326	(11,044)	2,240	(8,635)	3,080
Income tax (benefit) expense	(34)	(540)	574	(3,221)	589
Net earnings (loss)	360	(10,504)	1,666	(5,414)	2,491
Dividends on preferred stock	810	810	810	811	811
Net (loss) earnings available to common shareholders	$(450)	$(11,314)	$856	$(6,225)	$1,680

PER COMMON SHARE DATA
Basic (loss) earnings per share	(0.03)	(0.69)	0.05	(0.51)	0.15
Diluted (loss) earnings per share	(0.03)	(0.69)	0.05	(0.51)	0.15
Diluted earnings (loss) per share, operating (Non-GAAP)(*)	0.21	(0.15)	0.10	(0.38)	0.15
Quarterly dividends per share	0.01	0.01	0.01	0.09	0.09
Book value at end of period	12.62	12.87	13.70	13.76	15.37
Tangible book value at period end (Non-GAAP)(*)	9.89	10.11	10.92	10.87	11.28
Market price at end of period	12.65	13.25	12.05	11.75	15.30
Shares outstanding at period end	16,621,811	16,548,829	16,548,829	16,026,355	11,383,914
Weighted average shares outstanding
Basic	16,495,438	16,460,124	16,395,317	12,227,456	11,264,394
Diluted	16,500,230	16,462,550	16,395,740	12,237,299	11,282,491

AVERAGE BALANCE SHEET DATA
Total assets	$1,860,070	$1,907,735	$1,954,343	$1,926,408	$1,932,818
Loans and leases	1,159,671	1,238,846	1,254,885	1,254,402	1,274,213
Total deposits	1,495,907	1,513,156	1,546,837	1,551,498	1,569,188
Total common equity	214,183	228,385	227,948	187,762	174,785
Total tangible common equity (Non-GAAP)(*)	168,629	182,567	181,851	141,389	128,124
Total equity	255,170	269,373	269,035	228,871	215,895

SELECTED RATIOS
Annualized return on average assets, operating (Non-GAAP)(*)	0.77%	(0.52)%	0.36%	(0.97)%	0.35%
Annualized return on average common equity, operating (Non-GAAP)(*)	6.68%	(4.36)%	3.10%	(10.00)%	3.89%
Annualized return on average tangible common equity, operating (Non-GAAP)(*)	8.48%	(5.45)%	3.88%	(13.28)%	5.31%
Pre-tax, pre-provision annualized return on average assets, operating (Non-GAAP)(*)	1.17%	1.58%	1.62%	1.30%	1.23%
Efficiency ratio, operating (Non-GAAP)(*)	75.64%	68.05%	66.85%	73.11%	74.51%
Average loans to average deposits	77.52%	81.87%	81.13%	80.85%	81.20%
Taxable-equivalent net interest margin	4.17%	4.45%	4.20%	4.18%	4.18%
Tier 1 leverage capital ratio	12.80%	12.53%	12.84%	12.66%	10.27%

CREDIT QUALITY
Allowance for loan and lease losses (ALLL) as a % of total loans	2.23%	2.27%	2.03%	1.99%	1.93%
Nonperforming assets to tangible equity + ALLL	36.86%	24.35%	21.83%	23.50%	30.34%
Nonperforming assets to total loans, other real estate owned and other repossessed assets	7.47%	4.83%	4.35%	4.54%	4.62%
Annualized QTD net charge-offs to total loans	0.54%	2.94%	1.26%	4.01%	0.83%

(*) See reconciliation of Non-GAAP financial measures on pages 14-16.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

BALANCE SHEET	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Assets
Cash and cash equivalents	$211,486	$152,964	$163,123	$131,437	$78,471
Securities available-for-sale	293,970	309,191	326,222	348,580	357,803
Securities held-to-maturity	73,255	81,052	83,739	87,462	91,242
Total investment securities	367,225	390,243	409,961	436,042	449,045
Other investments	12,896	12,214	12,200	11,666	11,362
Loans held for sale	1,117	15,737	—	—	—
Total loans	1,137,255	1,183,426	1,235,969	1,240,253	1,272,000
Allowance for loan losses	(25,371)	(26,888)	(25,053)	(24,674)	(24,578)
Loans, net	1,111,884	1,156,538	1,210,916	1,215,579	1,247,422
Premises and equipment	57,848	59,057	64,969	65,739	68,216
Goodwill and other intangibles	45,409	45,686	45,963	46,239	46,516
Other assets	49,890	48,713	39,934	38,867	33,907
Total assets	$1,857,755	$1,881,152	$1,947,066	$1,945,569	$1,934,939

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$427,504	$416,547	$428,183	$428,419	$426,998
Interest-bearing deposits	1,076,433	1,063,142	1,127,752	1,107,801	1,145,946
Total deposits	1,503,937	1,479,689	1,555,935	1,536,220	1,572,944
Securities sold under agreements to repurchase	33,026	67,133	54,875	90,799	89,807
Short-term FHLB advances	27,500	40,000	12,500	—	—
Long-term FHLB advances	10,016	10,021	25,110	25,211	25,318
Junior subordinated debentures	22,167	22,167	22,167	22,167	22,167
Other liabilities	10,272	8,127	8,836	9,602	8,641
Total liabilities	1,606,918	1,627,137	1,679,423	1,683,999	1,718,877
Total shareholders' equity	250,837	254,015	267,643	261,570	216,062
Total liabilities and shareholders' equity	$1,857,755	$1,881,152	$1,947,066	$1,945,569	$1,934,939

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Income Statements (unaudited)
(in thousands except per share data)

				Percent Change
EARNINGS STATEMENT	Three Months Ended			1Q18 vs. 4Q17	1Q18 vs. 1Q17
	3/31/2018	12/31/2017	3/31/2017

Interest income:
Loans, including fees	$15,905	$17,731	$16,437	(10.3)%	(3.2)%
Investment securities	2,363	2,515	2,734	(6.0)%	(13.6)%
Accretion of purchase accounting adjustments	110	295	185	(62.7)%	(40.5)%
Other interest income	619	414	175	49.5%	253.7%
Total interest income	18,997	20,955	19,531	(9.3)%	(2.7)%

Interest expense:
Deposits	1,238	1,097	935	12.9%	32.4%
Borrowings	174	277	411	(37.2)%	(57.7)%
Junior subordinated debentures	220	198	208	11.1%	5.8%
Accretion of purchase accounting adjustments	(5)	(89)	(89)	(94.4)%	(94.4)%
Total interest expense	1,627	1,483	1,465	9.7%	11.1%

Net interest income	17,370	19,472	18,066	(10.8)%	(3.9)%
Provision for loan losses	—	10,600	2,800	(100.0)%	(100.0)%
Net interest income after provision for loan losses	17,370	8,872	15,266	95.8%	13.8%

Noninterest income:
Service charges on deposit accounts	2,206	2,385	2,480	(7.5)%	(11.0)%
ATM and debit card income	1,784	1,756	1,703	1.6%	4.8%
Gain on securities, net (non-operating)(*)	—	—	6	-	(100.0)%
Gain on sale of branches (non-operating)(*)	—	744	—	(100.0)%	-
Mortgage lending	92	162	143	(43.2)%	(35.7)%
Other charges and fees	747	981	712	(23.9)%	4.9%
Total non-interest income	4,829	6,028	5,044	(19.9)%	(4.3)%

Noninterest expense:
Salaries and employee benefits	7,719	7,729	8,689	(0.1)%	(11.2)%
Occupancy expense	3,045	3,357	3,624	(9.3)%	(16.0)%
ATM and debit card	576	633	721	(9.0)%	(20.1)%
Legal and professional fees	1,689	1,449	385	16.6%	338.7%
FDIC premiums	430	297	397	44.8%	8.3%
Marketing	195	353	280	(44.8)%	(30.4)%
Corporate development	237	258	316	(8.1)%	(25.0)%
Data processing	665	712	621	(6.6)%	7.1%
Printing and supplies	123	110	183	11.8%	(32.8)%
Expenses on ORE, net	76	331	79	(77.0)%	(3.8)%
Amortization of core deposit intangibles	277	276	277	0.4%	—%
Severance and retention accruals (non-operating)(*)	—	171	—	(100.0)%	—%
One-time charge related to closure of branches (non-operating)(*)	145	—	—	—%	—%
Write-down of assets held for sale (non-operating) (*)	—	789	—	(100.0)%	—%
Loss on transfer of loans to held for sale (non-operating)(*)	875	6,030	—	(85.5)%	—%
Regulatory remediation costs (non-operating)(*)	3,926	1,772	—	121.6%	—%
Legal fees related to bulk loan sale (non-operating)(*)	88	—	—	—%	—%
Other non-interest expense	1,807	1,677	1,658	7.8%	9.0%
Total non-interest expense	21,873	25,944	17,230	(15.7)%	26.9%
Earnings (loss) before income taxes	326	(11,044)	3,080	(103.0)%	(89.4)%
Income tax (benefit) expense	(34)	(540)	589	(93.7)%	(105.8)%
Net earnings (loss)	360	(10,504)	2,491	(103.4)%	(85.5)%
Dividends on preferred stock	810	810	811	—%	(0.1)%
Net (loss) earnings available to common shareholders	$(450)	$(11,314)	$1,680	(96.0)%	(126.8)%

(Loss) earnings per common share, diluted	$(0.03)	$(0.69)	$0.15	(95.7)%	(120.0)%

Operating earnings (loss) per common share, diluted (Non-GAAP)(*)	$0.21	$(0.15)	$0.15	(240.0)%	40.0%

(*) See reconciliation of Non-GAAP financial measures on pages 14-16.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Composition of Loans and Deposits and Asset Quality Data (unaudited)
(in thousands)

COMPOSITION OF LOANS	March 31,	December 31,	Mar 18 vs Dec 17	September 30,	June 30,	March 31,	Mar 18 vs Mar 17
	2018	2017	% Change	2017	2017	2017	% Change
Commercial, financial, and agricultural	$401,048	$435,207	(7.8)%	$447,482	$451,767	$469,815	(14.6)%
Lease financing receivable	692	732	(5.5)%	760	866	969	(28.6)%
Real estate - construction	94,679	90,287	4.9%	90,088	98,695	100,248	(5.6)%
Real estate - commercial	438,779	448,406	(2.1)%	473,046	461,064	464,859	(5.6)%
Real estate - residential	145,671	146,751	(0.7)%	155,676	156,394	159,426	(8.6)%
Installment loans to individuals	50,888	56,398	(9.8)%	63,148	70,031	75,258	(32.4)%
Other	5,498	5,645	(2.6)%	5,769	1,436	1,425	285.8%

Total loans	$1,137,255	$1,183,426	(3.9)%	$1,235,969	$1,240,253	$1,272,000	(10.6)%

COMPOSITION OF DEPOSITS
	March 31,	December 31,	Mar 18 vs Dec 17	September 30,	June 30,	March 31,	Mar 18 vs Mar 17
	2018	2017	% Change	2017	2017	2017	% Change
Noninterest bearing	$427,504	$416,547	2.6%	$428,183	$428,419	$426,998	0.1%
NOW & other	459,394	434,646	5.7%	461,740	465,505	489,789	(6.2)%
Money market/savings	441,801	446,215	(1.0)%	473,023	493,232	505,669	(12.6)%
Time deposits of less than $100,000	113,665	116,309	(2.3)%	120,685	75,196	75,579	50.4%
Time deposits of $100,000 or more	61,573	65,972	(6.7)%	72,304	73,868	74,909	(17.8)%

Total deposits	$1,503,937	$1,479,689	1.6%	$1,555,935	$1,536,220	$1,572,944	(4.4)%

ASSET QUALITY DATA
	March 31,	December 31,		September 30,	June 30,	March 31,
	2018	2017		2017	2017	2017
Nonaccrual loans	$82,275	$49,278		$51,289	$54,810	$56,443
Loans past due 90 days and over	1	728		402	165	775
Total nonperforming loans	82,276	50,006		51,691	54,975	57,218
Nonperforming loans held for sale	808	5,067		—	—	—
Other real estate	1,803	2,001		1,931	1,387	1,643
Other repossessed assets	194	192		234	36	30
Total nonperforming assets	$85,081	$57,266		$53,856	$56,398	$58,891

Troubled debt restructurings, accruing	$1,153	$1,360		$1,557	$1,653	$1,995

Nonperforming assets to total assets	4.58%	3.04%		2.77%	2.90%	3.04%
Nonperforming assets to total loans + ORE + other repossessed assets	7.47%	4.83%		4.35%	4.54%	4.62%
ALLL to nonperforming loans	30.84%	53.77%		48.47%	44.88%	42.96%
ALLL to total loans	2.23%	2.27%		2.03%	1.99%	1.93%

Quarter-to-date charge-offs	$1,836	$8,931		$4,381	$12,659	$2,906
Quarter-to-date recoveries	319	166		460	255	312
Quarter-to-date net charge-offs	$1,517	$8,765		$3,921	$12,404	$2,594
Annualized QTD net charge-offs to total loans	0.54%	2.94%		1.26%	4.01%	0.83%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Loan Portfolio - Quarterly Roll Forward (unaudited)
(in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
LOAN ACTIVITY

Loans originated	$26,121	$83,434	$63,141
Repayments	(62,884)	(134,057)	(72,179)
Increases on renewals	3,026	15,304	3,940
Change in lines of credit	(10,051)	6,736	(4,798)
Change in allowance for loan losses	1,517	(1,835)	(206)
Transfer of loans to held for sale	(769)	(21,767)	—
Other	(1,614)	(2,193)	(2,186)
Net change in loans	$(44,654)	$(54,378)	$(12,288)

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Tangible Common Equity to Tangible Assets and Regulatory Ratios (unaudited)
(in thousands)

COMPUTATION OF TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS	March 31, 2018	March 31, 2017

Total equity	$250,837	$216,062
Less preferred equity	40,987	41,110
Total common equity	209,850	174,952
Less goodwill	42,171	42,171
Less intangibles	3,238	4,345
Tangible common equity	$164,441	$128,436

Total assets	$1,857,755	$1,934,939
Less goodwill	42,171	42,171
Less intangibles	3,238	4,345
Tangible assets	$1,812,346	$1,888,423

Tangible common equity to tangible assets	9.07%	6.80%

REGULATORY CAPITAL

Common equity tier 1 capital	$170,542	$131,660
Tier 1 capital	233,028	194,269
Total capital	250,189	212,820

Regulatory capital ratios:
Common equity tier 1 capital ratio	12.50%	8.91%
Tier 1 risk-based capital ratio	17.08%	13.14%
Total risk-based capital ratio	18.34%	14.40%
Tier 1 leverage ratio	12.80%	10.27%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Quarterly Yield Analysis (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2018			December 31, 2017			September 30, 2017			June 30, 2017			March 31, 2017

		Tax			Tax			Tax			Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$334,419	$2,047	2.45%	$348,267	$2,161	2.48%	$372,648	$2,276	2.44%	$387,441	$2,416	2.49%	$382,105	$2,327	2.44%
Tax-exempt securities	50,550	397	3.14%	53,998	540	4.00%	55,129	553	4.01%	56,622	570	4.03%	60,618	620	4.09%
Total investment securities	384,969	2,444	2.54%	402,265	2,701	2.69%	427,777	2,829	2.65%	444,063	2,986	2.69%	442,723	2,947	2.66%
Federal funds sold	4,978	18	1.45%	4,441	15	1.32%	4,319	13	1.18%	3,573	9	1.00%	3,571	6	0.67%
Time and interest bearing deposits in other banks	132,940	514	1.55%	94,394	314	1.30%	94,675	305	1.26%	55,331	150	1.07%	41,785	85	0.81%
Other investments	12,721	87	2.74%	12,201	85	2.79%	12,098	93	3.07%	11,493	78	2.71%	11,355	84	2.96%
Loans	1,159,671	16,015	5.60%	1,238,846	18,026	5.77%	1,254,885	17,329	5.48%	1,254,402	16,731	5.35%	1,274,213	16,622	5.59%
Total interest earning assets	1,695,279	19,078	4.56%	1,752,147	21,141	4.79%	1,793,754	20,569	4.55%	1,768,862	19,954	4.52%	1,773,647	19,744	4.51%
Non-interest earning assets	164,791			155,588			160,589			157,546			159,171
Total assets	$1,860,070			$1,907,735			$1,954,343			$1,926,408			$1,932,818

Interest-bearing liabilities:
Deposits	$1,071,484	$1,238	0.47%	$1,085,349	$1,097	0.40%	$1,118,593	$1,094	0.39%	$1,125,482	$973	0.35%	$1,155,407	$935	0.33%
Repurchase agreements	40,115	40	0.40%	54,799	66	0.48%	75,654	149	0.78%	90,807	236	1.04%	92,571	234	1.03%
Short-term FHLB advances	28,722	84	1.17%	18,478	58	1.23%	6,522	19	1.14%	—	—	—%	—	—	—%
Long-term FHLB advances	10,019	45	1.80%	21,803	64	1.15%	25,155	92	1.43%	25,260	91	1.43%	25,370	88	1.39%
Junior subordinated debentures	22,167	220	3.97%	22,167	198	3.50%	22,167	212	3.74%	22,167	212	3.78%	22,167	208	3.75%
Total interest bearing liabilities	1,172,507	1,627	0.57%	1,202,596	1,483	0.49%	1,248,091	1,566	0.50%	1,263,716	1,512	0.48%	1,295,515	1,465	0.46%
Non-interest bearing liabilities	447,460			435,766			437,217			433,821			421,408
Shareholders' equity	255,170			269,373			269,035			228,871			215,895
Total liabilities and shareholders' equity	$1,875,137			$1,907,735			$1,954,343			$1,926,408			$1,932,818

Net interest income (TE) and spread		$17,451	3.99%		$19,658	4.30%		$19,003	4.05%		$18,442	4.04%		$18,279	4.05%

Net interest margin			4.17%			4.45%			4.20%			4.18%			4.18%

Core net interest margin (Non-GAAP)(*)			4.14%			4.36%			4.12%			4.09%			4.11%

(*) See reconciliation of Non-GAAP financial measures on pages 14-16.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

     Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. We are providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. "Tangible common equity" is defined as total common equity reduced by intangible assets. "Core net interest margin" is defined as reported net interest margin less purchase accounting adjustments. "Annualized return on average assets, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average assets. "Annualized return on average common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average common equity. "Annualized return on average tangible common equity, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by average tangible common equity. "Pre-tax, pre-provision annualized return on average assets, operating" is defined as pre-tax, pre-provision earnings adjusted for specified one-time items divided by average assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding. "Diluted earnings per share, operating" is defined as net earnings available to common shareholders adjusted for specified one-time items divided by diluted weighted-average shares. The GAAP-based efficiency ratio is measured as noninterest expense as a percentage of net interest income plus noninterest income. The non-GAAP efficiency ratio excludes specified one-time items in addition to securities gains and losses and gains and losses on the sale/valuation of other real estate owned and other assets repossessed.

     We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.

		Three Months Ended
		March 31,	December 31,	September 30,	June 30,	March 31,
		2018	2017	2017	2017	2017
Average Balance Sheet Data

Total average assets	A	$1,860,070	$1,907,735	$1,954,343	$1,926,408	$1,932,818

Total equity		$255,170	$269,373	$269,035	$228,871	$215,895
Less preferred equity		40,987	40,988	41,087	41,109	41,110
Total common equity	B	$214,183	$228,385	$227,948	$187,762	$174,785
Less intangible assets		45,554	45,818	46,097	46,373	46,661
Tangible common equity	C	$168,629	$182,567	$181,851	$141,389	$128,124

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
		March 31,	December 31,	September 30,	June 30,	March 31,
Core Net Interest Margin		2018	2017	2017	2017	2017

Net interest income (TE)		$17,451	$19,658	$19,003	$18,442	$18,279
Less purchase accounting adjustments		(115)	(384)	(355)	(380)	(274)
Core net interest income, net of purchase accounting adjustments	D	$17,336	$19,274	$18,648	$18,062	$18,005

Total average earnings assets		$1,695,279	$1,752,147	$1,793,754	$1,768,862	$1,773,647
Add average balance of loan valuation discount		971	1,242	1,504	1,720	1,964
Average earnings assets, excluding loan valuation discount	E	$1,696,250	$1,753,389	$1,795,258	$1,770,582	$1,775,611

Core net interest margin	D/E	4.14%	4.36%	4.12%	4.09%	4.11%

		Three Months Ended
		March 31,	December 31,	September 30,	June 30,	March 31,
Return Ratios		2018	2017	2017	2017	2017

Net (loss) earnings available to common shareholders		$(450)	$(11,314)	$856	$(6,225)	$1,680
Severance and retention accruals, after-tax		—	111	—	872	—
One-time charge related to discontinued branch projects, after-tax		—	—	—	302	—
One-time charge related to closure of branches, after-tax		115	—	587	—	—
Write-down of assets held for sale, after-tax		—	512	—	371	—
Write-down of net deferred tax asset resulting from the Tax Cuts and Jobs Act		—	3,595	—	—	—
Loss on transfer of loans to held for sale, after-tax		691	3,920	—	—	—
Regulatory remediation costs, after-tax		3,102	1,152	556	—	—
Gain on sale of branches, after-tax		—	(484)	—	—	—
Legal fees related to bulk loan sale		70	—	—	—	—
Net gain on sales of securities, after-tax		—	—	(220)	(2)	(4)
Net earnings (loss) available to common shareholders, operating	F	$3,528	$(2,508)	$1,779	$(4,682)	$1,676

Earnings (loss) before income taxes		$326	$(11,044)	$2,240	$(8,635)	$3,080
Severance and retention accruals		—	171	—	1,341	—
One-time charge related to discontinued branch projects		—	—	—	465	—
One-time charge related to closure of branches		145	—	903	—	—
Write-down of assets held for sale		—	789	—	570	—
Loss on transfer of loans to held for sale		875	6,030	—	—	—
Regulatory remediation costs		3,926	1,772	856	—	—
Gain on sale of branches		—	(744)	—	—	—
Net gain on sales of securities		—	—	(338)	(3)	(6)
Legal fees related to bulk loan sale		88	—	—	—	—
Provision for loan losses		—	10,600	4,300	12,500	2,800
Pre-tax, pre-provision earnings, operating	G	$5,360	$7,574	$7,961	$6,238	$5,874

Annualized return on average assets, operating	F/A	0.77%	(0.52)%	0.36%	(0.97)%	0.35%
Annualized return on average common equity, operating	F/B	6.68%	(4.36)%	3.10%	(10.00)%	3.89%
Annualized return on average tangible common equity, operating	F/C	8.48%	(5.45)%	3.88%	(13.28)%	5.31%
Pre-tax, pre-provision annualized return on average assets, operating	G/A	1.17%	1.58%	1.62%	1.30%	1.23%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited) (continued)
(in thousands except per share data)

		Three Months Ended
		March 31,	December 31,	September 30,	June 30,	March 31,
Per Common Share Data		2018	2017	2017	2017	2017

Diluted (loss) earnings per share		$(0.03)	$(0.69)	$0.05	$(0.51)	$0.15
Effect of severance and retention accruals		—	0.01	—	0.08	—
Effect of one-time charge related to discontinued branch projects		—	—	—	0.02	—
Effect of one-time charge related to closure of branches		0.01	—	0.03	—	—
Effect of loss on transfer of loans to held for sale		0.04	0.24	—	—	—
Effect of regulatory remediation costs		0.19	0.07	0.03	—	—
Effect of gain on sale of branches		—	(0.03)	—	—	—
Effect of write-down of assets held for sale		—	0.03	—	0.03	—
Effect of write-down of net deferred tax asset resulting from the Tax Cuts and Jobs Act		—	0.22	—	—	—
Effect of gain on sales of securities		—	—	(0.01)	—	—
Diluted earnings (loss) per share, operating		$0.21	$(0.15)	$0.10	$(0.38)	$0.15

Book value per common share		$12.62	$12.87	$13.70	$13.76	$15.37
Effect of intangible assets per share		2.73	2.76	2.78	2.89	4.09
Tangible book value per common share		$9.89	$10.11	$10.92	$10.87	$11.28

		Three Months Ended
		March 31,	December 31,	September 30,	June 30,	March 31,
Efficiency Ratio		2018	2017	2017	2017	2017

Net interest income		$17,370	$19,472	$18,813	$18,246	$18,066

Noninterest income		$4,829	$6,028	$5,486	$5,223	$5,044
Net gain on sale of securities		—	—	(338)	(3)	(6)
Gain on sale of branches		—	(744)	—	—	—
Noninterest income (non-GAAP)		$4,829	$5,284	$5,148	$5,220	$5,038

Total revenue	H	$22,199	$25,500	$24,299	$23,469	$23,110
Total revenue (non-GAAP)	I	$22,199	$24,756	$23,961	$23,466	$23,104

Noninterest expense	J	$21,873	$25,944	$17,759	$19,604	$17,230
Severance and retention accruals		—	(171)	—	(1,341)	—
One-time charge related to discontinued branch projects		—	—	—	(465)	—
One-time charge related to closure of branches		(145)	—	(903)	—	—
Write-down of assets held for sale		—	(789)	—	(570)	—
Loss on transfer of loans to held for sale		(875)	(6,030)	—	—	—
Regulatory remediation costs		(3,926)	(1,772)	(856)	—	—
Legal fees related to bulk loan sale		(88)	—	—	—	—
Net (loss) gain on sale/valuation of other real estate owned		(47)	(335)	19	(72)	(15)
Noninterest expense (non-GAAP)	K	$16,792	$16,847	$16,019	$17,156	$17,215

Efficiency ratio (GAAP)	J/H	98.53%	101.74%	73.09%	83.53%	74.56%

Efficiency ratio (non-GAAP)	K/I	75.64%	68.05%	66.85%	73.11%	74.51%